EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Martha Stewart Living Omnimedia, Inc.:

(1)	Registration Statement (Form S-3 No. 333-138515) of Martha Stewart Living Omnimedia, Inc.;

(2)	Registration Statement (Form S-8 Nos. 333-89263, 333-90118, 333-138518, 333-151068 and 333-187775 ) pertaining to the compensation plans of Martha Stewart Living Omnimedia, Inc.;

of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Martha Stewart Living Omnimedia, Inc. and the effectiveness of internal control over financial reporting of Martha Stewart Living Omnimedia, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

New York, New York
March 6, 2015